Exhibit 99.1

Applied Materials Announces Changes to its Executive Staff

SANTA CLARA, Calif., September 18, 2009 – Applied Materials, Inc. announced today a reorganization of certain members of its executive staff, effective immediately.

“Applied Materials has seen a tremendous transformation both in our business as well as in the industries we serve over the past several years. We have extended our leadership in semiconductor equipment to leadership in flat panel display equipment and, most recently, leadership in solar equipment,” said Mike Splinter, chairman and CEO of Applied Materials. “We must further evolve as a company in order to stay at the forefront of the industries where we compete and today’s announcement sets us firmly on that path.”

The changes announced today include:

Silicon Systems Group

Tom St. Dennis has announced his intention to resign as senior vice president, general manager Silicon Systems effective October 2. Randhir Thakur will assume leadership of the Silicon Systems Group (SSG). Thakur had previously been senior vice president and general manager of the Display and SunFab Solar Group. As head of SSG, Thakur will focus on strengthening the company’s leadership in its core wafer fabrication equipment markets and on extending its position in key growth markets of etch and inspection. With revenues of $4 billion in FY08, the Silicon Systems Group encompasses Applied Materials’ entire portfolio of semiconductor manufacturing systems.

Energy and Environmental Solutions

In order to take advantage of increasing overlap in the crystalline silicon and thin film solar markets and align more deeply on strategy, investments and business development, Applied Materials’ solar organizations will be combined under the leadership of Mark Pinto as senior vice president and general manager of Energy and Environmental Solutions (EES). Pinto will continue to serve as chief technology officer for Applied Materials. Pinto will build on the company’s leadership in solar, increase share of the market through new products and deliver on new growth opportunities in energy and environment. With revenues of more than $800 million in FY08, Applied Materials’ Energy and Environmental Solutions group is the world’s leading provider of equipment to the solar industry.

Applied Global Services

Manfred Kerschbaum will assume the role of chief of staff, helping to drive the company’s business strategy around the world. Kerschbaum had previously been senior vice president and general manager of Applied Global Services (AGS). Charlie Pappis, corporate vice president of AGS, with more than 20 years of experience in many areas throughout the company, will take over as general manager of AGS. Pappis will lead AGS with a focus on growing revenue through an integrated solutions-based approach and by expanding its portfolio of services to support the success of customers. AGS had revenues of more than $2.3 billion in FY08.

Display

Jim Scholhammer will continue as general manager for Display. Scholhammer has been a member of the executive leadership team for Display since he joined the company through the acquisition of Applied Films in July 2006. With revenues of nearly $1 billion in FY08, the Display group is the world’s leading provider of equipment to the flat panel display market.

Sales

Franz Janker has assumed a new position as executive vice president, Corporate Account Management. In this new role, Janker will lead Applied Materials’ efforts to build strong connections and communication channels with major customers. The company will realign its sales account team structure to embed the sales function into each of its business organizations.

Safe Harbor Statement

This press release contains forward-looking statements, including those regarding Applied Materials’ executive management, strategic position and growth opportunities. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the level of demand for its products, which is subject to many factors, including uncertain global economic and industry conditions, end-market demand for electronic products and semiconductors, and customers’ capacity requirements; Applied Materials’ ability to (i) implement organizational changes; (ii) develop, deliver and support a broad range of products and expand its markets, (iii) align its cost structure with business conditions, and (iv) attract, motivate and retain key employees; and other risks described in its SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of September 18, 2009, and Applied Materials undertakes no obligation to update any forward-looking statements.

About Applied Materials

Applied Materials, Inc. (Nasdaq:AMAT - News) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panel displays, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.